AMENDMENT NO. 3 TO
EMPLOYMENT AGREEMENT

This AMENDMENT NO. 3 (“Amendment”) to that certain Employment Agreement, dated August 29, 2007 (collectively, “Agreement”), by and between NexCen Brands, Inc. (the “Company”) and Sue Nam (“Executive” or “you”), is made effective as of June 30, 2009 (the “Effective Date”).

WHEREAS, the Company and the Executive entered into Amendment No. 1 to the Agreement as of June 30, 2008; and

WHEREAS, the Company and the Executive entered into Amendment No. 2 to the Agreement as of September 26, 2008; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors has approved this Amendment No. 3 and the changes to the Agreement that it will effect.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agree as follows:

Section 1.	Amendments. The Agreement shall be amended as follows:

A.	Section 1.3(b)(i) and (b)(iii) shall be deleted in its entirety and replaced with the following:

(b)	Retention Bonus.

(i)
Quarterly Bonus.  Subject to the Executive’s continued employment with the Company from the Effective Date hereof to the end of each calendar quarter, Executive shall be entitled to receive a bonus of $29,000 for each calendar quarter during the Employment Period, commencing with the calendar quarter ended September 30, 2009 (each such payment, a “Quarterly Bonus”).  Each Quarterly Bonus earned by Executive shall be paid in the final payroll period ending in the calendar quarter to which it relates.  Notwithstanding the foregoing, in the event of the Executive’s termination by the Company without Cause or the Executive’s resignation with Good Reason, the Executive shall be entitled to be paid an amount of Quarterly Bonus that is prorated based on the number of days the Executive was employed with the Company during the quarter through the date of separation from the Company.

(iii)
Additional Transactional Bonus.  Subject to the Executive’s continued employment with the Company from the Effective Date hereof to the completion of each of the applicable transactions, Executive shall be entitled to receive the following transactional bonuses to be paid in the Company’s regular payroll period following the consummation of each such transaction:

•
Additional cash bonus of $50,000 upon the successful closing of a transaction for the recapitalization of the Company, refinancing of the Company’s debt or a Change of Control (as defined in the Plan).

•	Additional cash bonus of $50,000 upon the filing with the Securities and Exchange Commission all financial reports for fiscal year 2009 deemed necessary by the Company.

B.	Section 1.4(b) and (c) shall be deleted in its entirety and replaced with the following:

(b)            Severance Upon Termination Without Cause, Upon Resignation by the Executive For Good Reason or Failure to Renew Term. If the Employment Period is terminated by the Company without Cause or if the Executive resigns for Good Reason, or if the Company fails to renew the Term (in which case termination of the Executive’s employment shall be effective at the expiration of the then-current Term), then the Executive will be entitled to receive (1) any unpaid Base Salary through and including the date of termination or resignation and any other amounts, including any declared but unpaid Annual Bonus or other entitlements then due and owing to the Executive as of the Termination Date; (2) the sum of (i) the Executive’s Base Salary (at the rate in effect on the date of termination) for a twelve-month period following the Executive’s termination of employment as described in this Section 1.4(b) and (ii) the amount of bonuses paid to Executive in the prior twelve-month period, payable in (A) substantially equal installments over the lesser of (i) a six-month period immediately following such termination, or (ii) such shorter period that is the longest period permissible in order for the payments not to be considered “nonqualified deferred compensation” under Section 409A of the Code or any regulations, rulings or other regulatory guidance issued thereunder, or, if such payment terms would not satisfy the requirements of Section 409A of the Code and the regulations, rulings and other regulatory guidance issued thereunder, or (B) if such payment terms would not satisfy the requirements of Section 409A of the Code and the regulations, rulings and other regulatory guidance issued thereunder, a lump sum on the date that is six months following the Executive’s “separation from service” (within the meaning of Section 409A of the Code) occurring in connection with such termination and (3) continue to participate in the Company’s group medical plan on the same basis as he previously participated or receive payment of, or reimbursement for, COBRA premiums (or, if COBRA coverage is not available, reimbursement of premiums paid for other medical insurance in an amount not to exceed the COBRA premium) for a twelve-month period following the Executive’s termination of employment; provided that if the Executive is provided with health insurance coverage by a successor employer, any such coverage by the Company shall cease (each of (1), (2) and (3) referred to as the “Severance Payment”). The Executive also shall be entitled to receive payment for all reimbursable expenses or other entitlements then due and owing to the Executive as of the Termination Date. If the Executive breaches his obligations under Section 1.6, 1.7, 1.8 or 1.9 of this Agreement, the Company’s obligation to make any Severance Payments and provide any Benefits shall cease as of the date of such breach; provided, that if the Executive cures such breach within 10 days of receiving written notice from the Company of such breach (which notice the Company shall provide promptly to the Executive after learning of such breach), the Company shall promptly pay all Severance Payments not made during such period of dispute and resume making Severance Payments and providing Benefits promptly following such cure.

(c)           Severance upon a Change of Control. Anything contained herein to the contrary notwithstanding, in the event the Executive’s employment hereunder is terminated within twelve (12) months following a Change of Control (as defined in the Plan) by the Company without Cause or by the Executive with Good Reason, the Executive shall be entitled to receive the Severance Payment as described in sub-section (b) above; provided, however, that if such severance payment, either alone or together with other payments or benefits, either cash or non-cash, that the Executive has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to the Executive under any plan for the benefit of employees, would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986), then such severance payment or other benefit shall be reduced to the largest amount that will not result in receipt by the Executive of an “excess parachute payment.” The payment reduction contemplated by the preceding sentence, if applicable, shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each parachute payment and then reducing the parachute payments in order beginning with the parachute payment with the highest Parachute Payment Ratio.  For parachute payments with the same Parachute Payment Ratio, such parachute payments shall be reduced based on the time of payment of such parachute payments, with amounts having later payment dates being reduced first.  For parachute payments with the same Parachute Payment Ratio and the same time of payment, such parachute payments shall be reduced on a pro rata basis (but not below zero) prior to reducing parachute payments with a lower Parachute Payment Ratio.  For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable parachute payment for purposes of Section 280G of the Code and the denominator of which is the intrinsic value of such parachute payment. The determination of the amount of the payment described in this subsection shall be made by the Company’s independent auditors at the sole expense of the Company. For purposes of clarification the value of any options described above will be determined by the Company’s independent auditors using a Black-Scholes valuation methodology. If within twelve (12) months after the occurrence of a Change of Control, the Company shall terminate the Executive’s employment without Cause or the Executive terminates his employment with Good Reason, then notwithstanding the vesting and exercisability schedule in any stock option or other grant agreement between the Company and the Executive, all unvested stock options, shares of restricted stock and other equity awards granted by the Company to the Executive pursuant to any such agreement shall immediately vest, and all such stock options shall become exercisable and shall remain exercisable for the greater of the period provided for in the grant agreement, 180 days after the effective date of termination of the Executive’s employment, or the remaining term of the applicable option.

C.	A new Section 1.4(i) shall be added as follows:

(i)           Specified Employee.  Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:  (A) with regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and (B) to the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

Section 2.       Effect of Amendment.  Except as set forth in Section 1 of this Amendment, the provisions of the Agreement shall not be amended or altered by this Amendment and shall continue in full force and effect.

Section 3.       Miscellaneous.  This Amendment shall be governed by the internal laws of the State of New York.  This Amendment may be executed in one or more counterparts, each of which when executed and delivered shall be deemed to be an original and all counterparts taken together shall constitute one and the same instrument.  This Amendment and the Agreement (as amended hereby) constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and any and all prior agreements and understandings between the parties regarding the subject matter hereof, whether written or oral, except for the Agreement (as amended hereby), are superceded by this Amendment.  Any provision of this Amendment which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rending unenforceable the remaining provisions hereof, and any invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the undersigned parties on December 15, 2009.

COMPANY:

NEXCEN BRANDS, INC.

By:	/s/ Kenneth J. Hall
Name: Kenneth J. Hall
Title: Chief Executive Officer

EXECUTIVE:

/s/ Sue Nam
Sue Nam